Exhibit 10.2

September 14, 2022

James M. Foote
c/o CSX Corporation
500 Water Street, 15th Floor Jacksonville, FL 32202

Dear James:

This letter agreement (this "Agreement") sets forth our mutual agreement concerning the transition of your duties in connection with your retirement as Chief Executive Officer of CSX Corporation (the "Company"), and its subsidiaries and affiliates (collectively, the "Company Group").

1.Transition and Consulting Periods.

a.You will retire from your position as the Chief Executive Officer of the Company and from your service as a member of the Board of Directors of the Company (the "Board"), effective as of September 26, 2022 (the "Transition Date"). At such time, you will continue in the employment of the Company, serving as a Special Advisor to the Company ("Special Advisor"), for a transition period beginning on the Transition Date and ending on December 31, 2022 (the "Transition Period"), and your employment (including any employment with any member of the Company Group) will terminate in all capacities on December 31, 2022. Following the Transition Period, you will provide services to the Company as a non-employee consultant for a period beginning on January 1, 2023 and ending on March 31, 2023 (the "Consulting Period"). For the avoidance of doubt, your retirement pursuant to this Agreement shall constitute a "retirement" or a "Retirement" for purposes of your Employment Letter with the Company, dated October 25, 2017, as amended on December 22, 2017 (your "Employment Letter") and your equity incentive awards.

2.Transition and Consulting Services.

a.As a Special Advisor, during the Transition Period, you will continue to be a full-time employee of the Company and will make yourself available to perform such duties as the Board or the successor Chief Executive Officer of the Company may request from time to time, including (but not limited to) (the "Transition Services''): (i) assisting the successor Chief Executive Officer in the assumption of his duties and facilitating a smooth transition of your duties; (ii) providing advice to the Board and senior management of the Company, (iii) attending meetings of the Board as requested by the Board, (iv) reviewing and approving the Company's financial results for its fiscal quarter ending September 30, 2022 and (v) such other services as reasonably requested by the Board from time to time.

b.During the Consulting Period, you will provide such services to the Company as you and the Board mutually agree in good faith are necessary or appropriate in furtherance of the transition of your duties hereunder (the "Consulting Services", and, together with the Transition Services, the "Services").

3.Compensation.

a.During the Transition Period, you will continue to (i) receive your current base salary at the annual rate of $1,550,000.00 ("Base Salary"), payable in accordance with the Company's regular payroll practices, (ii) be eligible to receive your annual bonus opportunity in effect for 2022 based on actual performance in accordance with the terms of the Company's Management Incentive Compensation Plan for 2022 and payable at the time bonuses are paid to the Company's other senior executives, and (iii) participate as an employee in the Company's health and welfare plans and programs in accordance with their terms.

b.As compensation for your Consulting Services, during the Consulting Period, the Company will pay you a monthly fee of $350,000.00 (the "Consulting Fee"), which will be paid on a monthly basis in arrears subject to your providing the Consulting Services as and to the extent requested by the Company during the Consulting Period.

c.Your outstanding equity incentive awards will be treated in accordance with the terms of your Employment Letter.

d.Except as set forth in this Agreement or as required by applicable law or with respect to vested rights and benefits under the Company's employee benefit plans, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group after the completion of the Transition Period (or any earlier termination of your employment hereunder).

4.Business Expenses. The Company will reimburse you for all reasonable travel and other expenses incurred by you in performing the Services in accordance with the Company's expense reimbursement policies.

5.Termination. Notwithstanding anything in this Agreement to the contrary, the Board may terminate this Agreement and the Transition Period or Consulting Period (as applicable) to the extent that circumstances exist that would have constituted grounds to terminate your employment for "Cause" (as such term is defined in your Employment Letter) under the Employment Letter. The date on which this Agreement terminates will be referred to as the "Termination Date".

6.Independent Contractor Status. During the Consulting Period, you will act solely as an independent contractor with respect to the Company, and as such, you will not be authorized to bind the Company to third parties without the prior written consent of the Company. You hereby acknowledge and agree that the Consulting Fee payable pursuant to this Agreement will represent fees for services as an independent contractor, and will therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You will be solely responsible for the payment of any federal, state, or local income or self employment taxes imposed on you with respect to payment of the Consulting Fee.

7.Covenants and Agreements. You acknowledge and agree that you remain subject to the covenants set forth in the Non-Compete Agreement, entered into by and among you and the Company as of October 25, 2017 (the "Non-Compete Agreement"), and all other confidentiality, noncompetition, nonsolicitation and other restrictive covenants that you may be subject to under any other agreement with the Company Group, which are incorporated herein by reference as if such provisions were set forth herein in full. For the avoidance of doubt, for purposes of your Non-Compete Agreement, your employment will be deemed to terminate on December 31, 2022.

8.Cooperation. Following the Termination Date, you agree to cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding or any matter relating to the transition of your duties as Chief Executive Officer) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.

9.Return of Property. No later than seven (7) days following the Termination Date, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment or services by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment or services.

10.Indemnification and D&O Coverage. Nothing in this Agreement will adversely affect your rights with respect to Company-provided indemnification and directors and officers ("D&O") insurance coverage relating to your employment with the Company, and the Company will continue to provide you with indemnification rights under and in accordance with its regular D&O policies during the Consulting Period (and for actions that may arise in respect of your activities during the Consulting Period).

11.Employee Protections. Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the "SEC"), any other federal, state or local governmental agency or commission ("Government Agency") or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

12.Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and construed in compliance therewith. In no event will the Consulting Services comprise more than 20% of the average level of services you performed for the Company over the 36-month period preceding December 31, 2022. With respect to any reimbursement of expenses to you as specified under this Agreement, such reimbursement of expenses will be subject to the following conditions: (i) the expenses eligible for reimbursement provided in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense will be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

13.Miscellaneous.

a.Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company Group (including, without limitation, your Employment Letter, but excluding, for the avoidance of doubt, the Non-Compete Agreement); provided, however, that this Agreement does not supersede or replace any rights that you may have under your Employment Letter or any other agreement with the Company to vested payments or benefits that you are entitled to after your retirement from the Company.

b.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida (determined without regard to the choice of law provisions thereof).

c.Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

d.Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

e.Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

f.Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

g.Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company's records. Any notice so addressed will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

[Signature Page Follows]

CSX Corporation

By: /s/ John J. Zillmer
Name: John J. Zillmer
Title: Chair of the Board

ACCEPTED AND AGREED:

/s/ James M. Foote
James M. Foote

Date: 9/14/2022